Exhibit 10.14

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into as of this 12 day of March 2019 (“Effective Date”) by and between Cedars-Slnai Medical Center, a California nonprofit public benefit corporation (“CSMC”), with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, and Kairos Pharma, Ltd, a California corporation (“Licensee”), with offices at 565 Esplanade, Suite 206, Redondo Beach, CA 90277.

RECITALS

A. CSMC owns and is entitled to grant license rights with respect to certain Patent Rights (as defined below) invented or developed in connection with research performed at CSMC’s Molecular Therapeutics Core under the direction of Ramaehandran Murali, Ph.D., Randall McNally, Ph.D. and Xinlei Pan, Ph.D. (hereinafter collectively referred to as the “Inventors”).

B. CSMC desires to have the Patent Rights developed, used and commercialized in the Field of Use (as defined below) by Licensee, and Licensee desires to obtain an exclusive, worldwide license to conduct research in the Field of Use, and to develop, manufacture, use and sell Products (as defined below) in the Field of Use, using the Patent Rights in accordance with the terms of this Agreement. Other than the rights expressly granted by CSMC hereunder within the Field of Use, Licensee acknowledges that CSMC shall retain all other rights with respect to the Patent Rights.

C. CSMC and Licensee intend that the execution, delivery and performance of this Agreement by each party, and the consummation of the transactions contemplated hereunder, shall not at any time threaten CSMC’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code and Section 23701d of the California Revenue and Taxation Code, or cause CSMC to be in default under any of CSMC’s issued and outstanding tax-exempt bonds.

Now, Therefore, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions

1.1 “Affiliate” or “Affiliates” shall mean any corporation, person or entity, which controls, is controlled by, or is under common control with, a party to this Agreement without regard to stock or other equity ownership. For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, including, without limitation, all specifications, know-how. trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights, and as further provided in Section 10 hereof.

1.3 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.4 “Field of Use” shall mean the diagnosis of diseases and disorders in humans and animals, the therapeutic treatment of disease and disorders in humans and animals, and the maintenance and improvement of health in humans and animals.

1.5 “Future Patent Rights” shall mean all improvements or enhancements to the Patent Rights that, after the Effective Date, are conceived and reduced to practice if patentable, or reduced to practice if not patentable, by at least one Inventor using any facilities, resources or personnel of CSMC.

1.6 “Licensee Improvements” shall mean any and all processes, uses, designs, applications, methods and compositions-of-matter, indications, improvements, enhancements and modifications in the Field of Use directly based upon or directly created using the Patent Rights and which were discovered or developed by or on behalf of Licensee during the term of this Agreement, exclusive of work performed by CSMC or the Inventors except (i) in the case of Dr. John Yu working in his capacity as Licensee’s Chairman and without using any facilities, resources or personnel of CSMC and (ii) in the case of Dr. Bong Seop Lee, PhD., working in his capacity as Licensee’s Vice President of Research and Development and without using any facilities, resources or personnel of CSMC. For the avoidance of doubt, any inventions created, discovered or developed by or on behalf of Licensee which were not directly based upon or directly created using the Patent Rights shall not be considered “Licensee Improvements” and shall not be subject to this Agreement.

1.7 “Net Sales” shall mean the gross amount invoiced by Licensee, its Affiliates, Permitted Sublicensees, affiliates of Permitted Sublicensees, or any of them, to third parties for all sales of Products less (a) discounts actually allowed; (b) credits for claims, allowances, retroactive price reductions or returned goods; (c) prepaid freight; and (d) sales taxes or other governmental charges actually paid in connection with sales of Products (but excluding what are commonly known as income taxes and value-added taxes). Sales of Products by Licensee, or a Permitted Sublicensee of Licensee, to any Affiliate or Permitted Sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Products by Affiliates or Permitted Sublicensees of Licensee to unrelated parties shall be deemed Net Sales hereunder. If a Product is sold or provided as part of a system, package, or combination product or service that involve one or more products or services not covered by the Patent Rights (each, a “Combination Product”), Net Sales shall be calculated by multiplying the Net Sales of such Combination Product, by the fraction A/B, where “A” is the price of the Product included in such Combination Product when sold separately from any other products or services not covered by the Patent Rights and “B” is the price of the Combination Product. In the event that no market price is available for the Product included in such Combination Product when supplied or priced separately, CSMC and Licensee shall determine in good faith the fair market value thereof.

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1.8 “Non-Royalty Sublicense Revenues” shall mean upfront fees, license maintenance fees, and milestone payments, or other payments, including the fair market value of any non-cash consideration, received by Licensee in consideration for any rights granted to Patent Rights under a sublicense agreement, and excludes (a) any and all sales-based royalties paid to Licensee: and (b) payments received by Licensee from granting agencies and/or from a Permitted Sublicensee for costs related to research and development activities, regardless of whether the activities are preclinical or clinical.

1.9 “Patent Rights” shall mean the patents and/or patent applications existing on the Effective Date which are described on Schedule A attached hereto, and all patents and/or patent applications (including provisional patent applications) existing as of the Effective Date in any other country corresponding to any of the foregoing, and all divisions, continuations, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, all claims of continuations-in-part that include at least one claim that is entitled to the benefit of the priority date of any of the foregoing, and any patent that issues thereon. The Patent Rights are all owned by CSMC. For the avoidance of doubt, the Patent Rights shall not include any Licensee Improvements.

1.10 “Product” shall mean any diagnostic or therapeutic product and/or service in the Field of Use that, except for the license granted hereunder, would infringe a Valid Claim of the Patent Rights.

1.11 “Territory” shall mean worldwide.

1.12 “Valid Claim” shall mean a claim of an issued patent included within the Patent Rights, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. The term Valid Claim shall also include the claims of a pending patent application within the Patent Rights for a period of five (5) years from the earliest filing date of that patent application. For purposes of the preceding sentence, “earliest filing date” means, for a continuation, continuation-in-part or divisional application, the filing date of the earliest non-provisional application from which the continuation, continuation-in-part or divisional application claims priority in which the Valid Claim first actually appeared.

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2. License

2.1 Grant of Exclusive Rights. Subject to the terms of this Agreement, CSMC hereby grants to Licensee, and Licensee hereby accepts from CSMC, the exclusive license, with the right to grant sublicenses (subject to the terms of Section 2.2 hereof), under and to the Patent Rights during the term of this Agreement (as provided in Section 6 hereof) to conduct research in the Field of Use and to make, have made, use, import, offer for sale, sell and/or have sold Products in the Field of Use in the Territory. The foregoing grant of exclusivity is made expressly subject to the following:

(a) All applicable laws and regulations, including, without limitation, the requirements of federal law as pertains to the manufacture of products within the United States;

(b) The following non-exclusive rights to the Patent Rights, which are retained by CSMC within the Field of Use:

(i) subject to Licensee’s right to prior review, the right to submit for publication the scientific findings from research conducted by or through CSMC or its investigators (including the Inventors) related to the Patent Rights; provided, that Licensee retains the rights to (a) delete Licensee’s Confidential Information from any proposed publication and CSMC shall delay such publication for a reasonable period of time, but no longer than fifteen (15) days, to facilitate such deletion; and (b) request, within fifteen (15) days of receiving the publication, a reasonable delay of no more than forty-five (45) days from the date of such request to allow the appropriate party to protect any know-how and/or patentable subject matter contained in such publication; and

(ii) the right (A) to use any tangible or intangible information contained in the Patent Rights (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s research, internal teaching and other educationally-related and non-commercial clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and (B) to obtain research funding for further study and development thereof from governmental and other nonprofit organizations (including giant applications).

(c) Notwithstanding any other provision hereof to the contrary, all rights to the Patent Rights and Future Patent Rights outside of the Field of Use are retained by CSMC. Furthermore, this Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of CSMC other than Patent Rights regardless of whether such patents are dominant or subordinate to Patent Rights.

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2.2 Sublicensing. Licensee shall have the right to grant sublicenses or to assign any or all of the rights granted hereunder only to (a) an Affiliate; (b) a biopharmaceutical, pharmaceutical or bio-diagnostic company which is generally recognized in such industries and which, at the time of the sublicense, is in good standing and has a market capitalization of over $100,000,000; and (c) an entity which has been approved in writing by CSMC; provided, that such approval shall not be unreasonably withheld; provided, further, that the Licensee shall request consent from CSMC by submitting a written request to CSMC’s Technology Transfer Office by electronic mail at CSTechTransfer@cshs.org, and CSMC shall advise Licensee of its decision and of the reason for its decision within thirty (30) days of receiving the request from Licensee. Any sublicensee permitted under subsection (a) or (b) of the preceding sentence shall be referred to as a “Permitted Sublicensee”. In the event CSMC denies a requested sublicense. Licensee shall have the right to petition CSMC in writing for reconsideration of the denial within thirty (30) days. Any such Permitted Sublicensee shall be subject in all respects to the provisions contained in this Agreement and Licensee will remain primarily liable to CSMC for, and shall be responsible to the best of Licensee’s ability and resources for monitoring and enforcing, performance of all of Licensee’s obligations hereunder by any such Permitted Sublicensee. Without limiting the generality of the foregoing, as an express condition of any such sublicense, any such Permitted Sublicensee shall be required to agree in writing to be bound by commercially reasonable reporting and record keeping, indemnification and inspection provisions, and the applicable provisions of this Agreement, including, without limitation, those pertaining to the use of CSMC’s name and marks, indemnification of CSMC and the use of CSMC’s Confidential Information. Permitted Sublicensees may not further sublicense without CSMC’s prior written consent, which consent shall not be unreasonably withheld. Licensee shall promptly forward to CSMC a copy of any and all fully executed sublicense agreements, any subsequent amendments, and all copies of Permitted Sublicensees’ profit sharing or royalty reports, in no event more than thirty (30) days following execution or receipt thereof, as applicable. Licensee shall also keep CSMC reasonably informed with respect to the progress of any relations entered into with any Permitted Sublicensees. If Licensee shall conduct one or more audits of its Permitted Sublicensees hereunder during the term hereof. Licensee shall provide copies of all audit reports to CSMC on a timely basis. Licensee understands and agrees that none of its permitted sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

(a) Required Sublicensing. If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Permitted Sublicensee, Licensee will, at CSMC’s request, negotiate in good faith a sublicense with any such Permitted Sublicensee containing such terms as are standard for sublicense agreements in the biopharmaceutical industry.

(b) Royalty-Free Sublicenses. If, and only if. Licensee pays all royalties due CSMC from a Permitted Sublicensee’s Net Sales, Licensee may grant that Permitted Sublicensee a royalty-free or non-cash sublicense or cross-license.

2.3 CSMC Future Patent Rights. CSMC shall promptly notify Licensee in writing of all Future Patent Rights. Licensee shall have, for a period of sixty (60) days after receipt by Licensee of written notice from CSMC disclosing a Future Patent Right, the exclusive first right to negotiate with CSMC to obtain one or more licenses to the Future Patent Right in the Field of Use upon such terms and conditions as shall be agreed by the parties hereto, which terms and conditions shall include provisions for fair market value consideration for the grant of any such licenses. If Licensee declines or fails to pursue, or if the parties fail to conclude negotiations for a license to, such Future Patent Right in the Field of Use during the sixty (60) day period specified above, then CSMC shall have the right to commence discussions with any other party concerning such Future Patent Right. Subject to the provisions of this Section 2.3, Licensee acknowledges and agrees that CSMC expressly retains and reserves any and all right, title and interest in and to the Future Patent Right, whether or not in the Field of Use and, accordingly, no license to any Future Patent Right is granted to Licensee under this Agreement.

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2.4 Licensee Improvements. Licensee hereby grants, and shall require its Permitted Sublicensee(s) to grant, to CSMC a nonexclusive, royalty-free, irrevocable, paid-up license to practice and use Licensee Improvements for non-commercial research purposes, which license shall include, without limitation, the rights to: (a) publish the scientific findings from research conducted by or through CSMC or on its behalf, subject to the prior approval of Licensee, which approval shall not be unreasonably delayed or withheld, (b) use any tangible or intangible information contained in the Licensee Improvements (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s internal teaching and other educationally-related and non-commercial clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and (c) obtain research funding from governmental and other nonprofit organizations (including grant applications). CSMC may not sublicense any Licensee Improvements to a third party or share such Licensee Improvements with a third party without Licensee’s prior written consent, not to be unreasonably withheld.

2.5 Milestones. Licensee acknowledges that it is important to CSMC, and a requirement of the United States Government under Title 35, Section 203 of the United States Code, that Licensee pursue the development, commercialization and marketing of Products and otherwise exercise commercially reasonable efforts to maximize the value of this Agreement to CSMC. CSMC and Licensee have agreed on the Milestones set forth on Schedule B. with each such Milestone being deemed a separate and independent condition. Within sixty (60) days after each anniversary of the Effective Date. Licensee shall prepare and deliver to CSMC an annual written report (to be certified by an executive officer of Licensee) that provides an overview of Licensee’s progress towards achieving each Milestone and its other efforts with respect to the ongoing development, commercialization, and marketing of the Products. If Licensee believes that it is or will be unable to achieve such Milestones despite its diligent efforts, Licensee may request amendments or reasonable extensions to Schedule B in writing for CSMC’s consideration, such amendments or reasonable extensions not to be unreasonably withheld, delayed or conditioned upon additional consideration. Licensee agrees to provide any additional information reasonably required by CSMC to evaluate Licensee’s performance under this Agreement. If Licensee fails to meet any Milestone designated in Schedule B hereto, and has not requested an extension or amendment to such Milestone(s), CSMC may, at its option and as its sole remedy (and Licensee’s sole liability) for Licensee’ breach of this Section 2.5, upon written notice to Licensee, convert the exclusive license granted under Section 2.1 hereof to a non-exclusive license or to a co-exclusive license, or terminate the license. Notwithstanding the foregoing or anything to the contrary herein, CSMC shall not exercise the right to convert the exclusive license granted under Section 2.1 hereof to a non-exclusive license or to a co-exclusive license, or terminate the license under this Section 2.5, for so long as Licensee is using diligent efforts to achieve the Milestone that has not yet been achieved.

3. Representations And Warranties

3.1 Rights to Technology. CSMC represents and warrants to Licensee that, to the best of its actual, current knowledge (without investigation outside of CSMC as to such representations and warranties) (a) it has not received any notice alleging that the Patent Rights are owned by any third party; (b) it has the right to grant the licenses in this Agreement, (c) it has not granted licenses to the Patent Rights to any other party that would restrict the rights granted hereunder except as stated herein and (d) there are no claims, judgments or settlements to be paid by CSMC with respect the Patent Rights or pending claims or litigation relating to the Patent Rights. CSMC is not aware that any additional rights or licenses are necessary for Licensee to exercise its licensed rights granted by CSMC under this Agreement.

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3.2 Limited Warranty; Certain Damages.

(a) Limited Warranty. CSMC makes no representation or warranty other than those expressly specified in this Agreement. Licensee accepts the Patent Rights on an “AS- IS” basis. CSMC MAKES NO OTHER WARRANTIES CONCERNING PATENT RIGHTS COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO PATENT RIGHTS OR ANY PRODUCT. CSMC MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENT RIGHTS COVERED BY THIS AGREEMENT. LICENSEE HEREBY AGREES THAT LICENSEE WILL NOT GIVE, AND SHALL NOT PERMIT ANY AFFILIATES OR SUBLICENSEES OR AFFILIATES THEREOF TO GIVE, ANY SUCH WARRANTY OR REPRESENTATION TO THIRD PARTIES ON BEHALF OF CSMC.

(b) Certain Damages. EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN SECTION 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, LOSS OF USE OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER A PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 10 OR IN ACCORDANCE WITH THE OBLIGATION TO INDEMNIFY SET FORTH IN SECTION 8, THE FOREGOING EXCLUSIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE), OR ANY OTHER GROUNDS.

3.3 Rights of Funding Agencies. The Patent Rights have not been developed under any funding agreements (“Funding Agreements”) with any public, private or not for profit granting agencies or organizations (“Funding Agencies”); provided, that Licensee acknowledges that to the extent that the CSMC Future Patent Rights may be developed in part under one or more Funding Agreements with one or more Funding Agencies, such Funding Agencies may have certain statutory or contractual rights (“Funding Agency Rights”) relative thereto. This Agreement is explicitly made subject to such Funding Agency Rights and, to the extent of any conflict between any such Funding Agency Rights and this Agreement, such Funding Agency Rights shall prevail.

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4. CONSIDERATION

In consideration of the execution and delivery by CSMC of this Agreement, Licensee agrees as follows:

4.1 License Fee. Within thirty (30) days of the Effective Date, Licensee shall pay CSMC a non-refundable license fee in the amount of Five Thousand Dollars ($5,000.)

4.2 Patent Costs. Licensee shall reimburse CSMC for all costs, including attorneys’ fees and filing fees, actually incurred by CSMC, before and after the Effective Date, in the prosecution and maintenance of the Patent Rights (“Prosecution Costs”). The Parties acknowledge and agree that the Prosecution Costs amount to a total of $9,456.51 as of February 28. 2019. Licensee shall reimburse CSMC for the Prosecution Costs within thirty (30) days of the Effective Date. Any outstanding amounts due under this Section 4,2 shall accrue interest at the rate of two percent (2%) over the rate of interest announced by Bank of America in Los Angeles, California to be its “prime rate” on the Effective Date.

4.3 Annual License Maintenance Fee. Commencing on the third anniversary of the Effective Date and thereafter on each anniversary of the Effective Date for the duration of the Term of this Agreement, Licensee shall pay to CSMC a non-refundable annual license maintenance fee in the amount of Ten Thousand Dollars ($10,000) per year (“Maintenance Fee”). The annual Maintenance Fee shall be creditable against Royalties otherwise payable under Sections 4.4(a) and (b) during the applicable twelve (12) month period: provided, however, that Licensee may not carry over to the following year any amount by which the Maintenance Fee paid exceeds the actual amount of Royalties payable under Sections 4.4(a) and (b) during the applicable 12-month period.

4.4 Royalties and Non-Royalty Revenue.

(a) Direct Royalties. Licensee agrees to pay and shall pay to CSMC a running royalty of three and three-quarters percent (3.75%) on Net Sales of Products made, used, sold or otherwise distributed by Licensee hereunder (each, a “Direct Royalty”).

(b) Sublicense Royalties. In the event that Licensee has sublicensed the Patent Rights for a given country, Licensee agrees to pay and shall pay to CSMC fifteen percent (15%) of any royalties received by Licensee from its Permitted Sublicensees with respect to sales of Products by its Permitted Sublicensee in such country (each, a “Sublicense Royalty.” and together with Direct Royalties, “Royalties”), regardless of the effective date of the sublicense agreement Licensee does not intend to knowingly sublicense the Patent Rights in any country where government marketing approvals have not been obtained.

(c) Third Party Payments. If Licensee is required to make any payment to a third party to obtain a license for the manufacture, use, sale or import of a Product or otherwise exploit the Licensed Patent Rights, Licensee shall be entitled to deduct up to fifty percent (50%) of such third party payments made in a calendar year against royalties payable to CSMC for that year; provided, however, that in no event shall the Royalties payable to CSMC hereunder for any one-year period be reduced by operation of this section by more than fifty percent (50%); and provided, further, that such third party payments shall only be creditable against Royalties payable to CSMC for the calendar year in which the third party payment was actually made by Licensee,

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(d) Licensee Challenge of Patent Rights. Should Licensee bring, directly or through a third party indirectly, an action challenging the validity, scope or enforceability of any Patent Rights, Licensee will first provide CSMC with at least ninety (90) days’ prior written notice that it intends so to do before filing such a challenge. Following the giving of such notice, Licensee will pay to CSMC the Royalties and Non-Royalty Sublicense Revenue due hereunder at the rate of two times the applicable rate during the pendency of such action. Should the outcome of such action determine that any claim of a patent challenged by Licensee is valid and/or infringed and/or enforceable, as applicable. Licensee will thereafter pay to CSMC the Royalties and Non-Royalty Sublicense Revenue due hereunder at the rate of three times the applicable rate for all Products sold that would infringe such claim and/or transactions that include a grant of rights to such claim. Such increased royalty reflects the increased value of the Patent Rights upheld in such action. In the event that a challenge of Licensed Patents brought by Licensee is partially or entirely successful, Licensee will have no right to recoup any Royalties or other amounts paid before or during the period of the challenge. Additionally, Licensee agrees to disburse any and all proceeds received from any sublicense of the applicable Patent Rights throughout the duration of any such challenge to CSMC, and agrees to reimburse CSMC for all costs actually incurred by CSMC in connection with the applicable legal proceedings. In the event that all or any portion of this Section 4.3(d) is invalid, illegal or unenforceable, then the parties will use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, gives effect to the intent of this Section 4.3(d).

(e) Arm’s-Length Transactions. On sales of Products which are made in other than an arms’-length transaction, the value of the Net Sales attributed under this Section 4.4 to such a transaction shall be that which would have been received in an arms’-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

(f) Duration of Royalty Obligations. The royalty obligations of Licensee as to each Product shall terminate on a country-by-country basis concurrently with the expiration of the last to expire of a Valid Claim within the Patent Rights that covers such Product, including any term extensions thereof

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(g) Non-Royalty Revenues.

(i) Non-Royalty Sublicense Revenues. Any and all “Non-Royalty Sublicense Revenues” shall be reported and paid to CSMC by Licensee as set forth below within sixty (60) days of receipt by Licensee. Licensee shall pay to CSMC a percentage of these Non- Royalty Sublicense Revenues according to the following schedule:

Percent of Non-Royalty Sublicense
Date of Receipt of Non-Royalty Sublicense Revenue (from Effective Date)	Revenues Payable to CSMC
Prior to first patient dosing in a Phase I clinical trial for a Product	35%
After initiation of a Phase I clinical trial but prior to submission of a New Drug Application (“NDA”) to the FDA	10%
After submission of an NDA for a Product but prior to receipt of FDA approval therefor	8%
After receipt of FDA approval of an NDA for a Product	5%

Any non-cash consideration received by Licensee from Permitted Sublicensees shall be valued at its fair market value as of the date of receipt and such amount shall be paid in kind to CSMC in accordance with the schedule above. In the event that the Patent Rights are sublicensed in combination with one or more patented technologies that are not covered under this Agreement, Non-Royalty Sublicense Revenues for the purposes of this Section 4.4(g) shall be calculated on a pro-rata basis in a manner to be mutually agreed by CSMC and Licensee (which agreement may be a condition of approval under Section 2.2).

(ii) Product Development Milestones. Licensee agrees to pay and shall pay to CSMC the following non-creditable, non-refundable product development milestone payments within sixty (60) days of the first occurrence of a Milestone (or its equivalent):

Milestone Event	Milestone Payment
Successful completion of Phase I clinical trial for a Product	$150,000
Successful completion of a Phase II clinical trial for a product and receipt of FDA approval for a Phase III clinical trial	$500,000
Receipt of FDA approval of a New Ding Application (“NDA”) or equivalent foreign regulatory approval in a non-United States major commercial market	$1,500,000
Cumulative Net Sales have exceeded $5,000,000	$250,000

(iii) In the event that Licensee has sublicensed the Patent Rights to a Permitted Sublicensee and, in accordance with such sublicense arrangement, Non-Royalty Sublicense Revenues are payable to Licensee by the Permitted Sublicensee in connection with or within ninety (90) days before or after the occurrence of any of the Milestone events set forth in Section 4.3(g)(ii), Licensee shall only be obligated to pay to CSMC the greater of (A) the percentage of the Non-Royalty Sublicense Revenues set forth in Section 4.4(g)(i) or (B) the applicable Milestone payment set forth in Section 4.4(g)(ii), but not both.

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(h) Payment and Accounting.

(i) Reports. Each payment of Royalties shall be accompanied by a report in the form attached as Schedule C hereto, which sets forth in reasonable detail the number and each type of Product sold and the calculation of Net Sales applicable thereto, and such additional details as may be reasonably requested by CSMC for the determination of Royalties payable hereunder. Products shall be considered as being sold for the purpose of the calculation of Royalties under this Agreement when the revenues have been received from Sales of the Products. Each payment of Non-Royalty Sublicense Revenue shall be accompanied by a report in the form attached as Schedule C hereto setting forth in reasonable detail the basis for the calculation of such amounts, and such additional details as may be reasonably requested by CSMC for the determination of Non-Royalty Sublicense Revenue payable hereunder. Electronic copies of such reports shall be sent to CSMC by electronic mail to CSTechTransfer@cshs.ore. Except as otherwise provided herein, all amounts due hereunder shall be paid in United States dollars and shall be made without set off and free and clear of (and without any deduction or withholding for) any taxes, duties, levies, imposts or similar fees or charges. Royalties shall be payable by Licensee quarterly, within forty-five (45) days after the end of each calendar quarter, based upon revenues received during the immediately preceding calendar quarter. Licensee agrees to pay and shall pay to CSMC, or cause its Permitted Sublicensees to pay to CSMC, all Royalties resulting from the activities of its Permitted Sublicensees, within forty-five (45) days after the end of each calendar quarter.

(ii) Notice of Payment. Licensee shall provide prompt written notice to CSMC that it has paid the licensee fee required by Section 4.1 or any product development milestone payment required by Section 4.4(g)(ii) by electronic mail to CSTeehTransfer@cshs.org.

(iii) Wire Transfer Instructions. All payments due hereunder shall be made by Licensee to CSMC in accordance with the following wire transfer instructions:

City National Bank

400 N. Roxbury Drive

Beverly Hills, CA 90210

ABA# 122 016 066

Account Number: 210-132260

Account Name: Cedars-Sinai Medical Center-Tech Transfer

Reference: Tech Transfer - Kairos, Inc. - GITR

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(iv) Records and Audits. Licensee shall create and maintain complete and accurate records and documentation concerning all sales of Products by Licensee, its Affiliates and Permitted Sublicensees as well as transactions based upon which Non-Royalty Sublicense Revenue is due, in sufficient detail to enable the Royalties and Non-Royalty Sublicense Revenue, respectively, that is payable hereunder to be determined. Licensee shall retain such records and documentation for not less than five (5) years from the date of their creation. During the term of this Agreement and for a period of three (3) years thereafter, CSMC and its representatives shall have the right to audit such records and documentation as shall pertain to the determination and payment of Royalties and Non-Royalty Sublicense Revenue. Such examiners shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by Licensee. The costs of any such audit shall be home by CSMC, unless as a result of such inspection it is determined that the amounts payable by Licensee for any period are in error by greater than seven and one-half percent (7.5%), in which case the reasonable costs of such audit shall be borne by Licensee. CSMC shall report the results of any such audit to Licensee within forty-five (45) days of completion. Thereafter, Licensee shall promptly pay to CSMC the amount of any underpayment discovered in such audit, or CSMC shall credit to Licensee against future Royalty payments the amount of any overpayment discovered in such audit, as the case may be. In addition. Licensee shall pay interest on any underpayment at the rate that is the lower of (i) two percent (2%) over the rate of interest announced by Bank of America in Los Angeles. California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law. from the date such amount was underpaid to the date payment is actually received.

(v) Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making payments to CSMC, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments. If Licensee is unable to do so, Licensee shall make such payments to CSMC in a bank account or other depository designated by CSMC in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States dollars is permitted. Any payment by Licensee to CSMC in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the California edition of The Wall Street Journal for the close of business of the last banking day of the calendar quarter in which such payment is being made.

(vi) Late Charges. A service charge of two percent (2%) per month, not to exceed the maximum rate allowed by applicable law, shall be payable by Licensee on any portion of Licensee’s outstanding Royalty or Non-Royalty Sublicense Revenue balance or any other amount payable by Licensee hereunder (including, without limitation, reimbursement for Prosecution costs as set forth in Section 4.1 hereof) that is not paid to CSMC within thirty (30) days past the due date.

(vii) Taxes. Licensee shall pay, or cause to be paid, any and all taxes required to be paid or withheld on any sales, licenses or other transfers for value of Products or Patent Rights (other than taxes imposed on the income or revenues of CSMC); provided, however, that under no circumstances shall the amounts of such taxes be deducted from the total amount of payments otherwise due to CSMC hereunder other than as set forth in Section 1.7(d). Upon CSMC’s request, Licensee shall secure and send to CSMC proof of any such taxes withheld and paid by Licensee, its Affiliates or Permitted Sublicensees.

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5. Patent Rights

5.1 Prosecution. Commencing on the Effective Date, Licensee shall assume, in coordination with CSMC, full responsibility for the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively “Prosecution”) relating to the Patent Rights in the Territory, including, but not limited to, payment of all costs, fees and expenses related thereto. Subject to the approval of CSMC (which approval shall not be unreasonably withheld and which approval shall be provided within fifteen (15) days of CSMC’s receipt of Licensee’s written request). Licensee shall have the right to select counsel with respect to the responsibility assumed by Licensee in this Section 5.1, and Licensee shall diligently pursue the Prosecution of the Patent Rights to the benefit of CSMC. For purposes of the patent Prosecution, Licensee shall be the named ‘‘client” of such patent counsel. Each party shall provide the other with copies of any and all material or communications with the United States Patent and Trademark Office, or any foreign patent office, and CSMC shall be afforded the opportunity of prior review and comment on such action or paper, at CSMC’s cost.

5.2 Abandonment, Disclaimers, etc. Licensee shall obtain the prior written consent of CSMC (which consent shall not be unreasonably withheld), prior to abandoning, disclaiming, withdrawing, seeking reissue, seeking reexamination or allowing to lapse any patent or patent application within the Patent Rights. In the event that Licensee shall elect to abandon the Prosecution (including the payment of maintenance fees or annuities) of any patent or patent application included in the Patent Rights. Licensee shall notify CSMC of such election at least forty-five (45) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application. In such event, CSMC may, at its sole option and expense, continue Prosecution of the patent application or patent. Licensee further agrees that it shall not file any continuation-in-part application relating to the Patent Rights unless the additional disclosure or material to be included in the continuation-in-part application is necessary or appropriate to support the patentability of a claim recited in a parent application on which the continuation-in-part application is based. Licensee shall not file any continuation-in- part application without CSMC’s prior written consent, which shall not be unreasonably withheld.

5.3 Expenses. Licensee shall pay all expenses resulting from its obligations in Section 5.1 hereof. CSMC shall exercise reasonable efforts to cause the Inventors (to the extent they are available and on CSMC’s staff as employees) to cooperate fully with Licensee with respect to the Prosecution of the Patent Rights and CSMC shall be reimbursed for all reasonable out-of-pocket expenses as such expenses are incurred.

5.4 CREATE Act. Licensee shall not invoke the Cooperative Research and Technology Enhancement Act of 2004, as set forth under Title 35, Section 102(c) of the United States Code (the “CREATE Act”), with respect to the Patent Rights without first obtaining the prior written consent of CSMC.

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6. Term and Termination

6.1 Term. Unless earlier terminated as provided in Section 6.2 hereof, the term of this Agreement shall commence on the Effective Date and shall expire, on a country-by-country basis, the date upon which the last to expire of the patents of the Patent Rights shall expire.

6.2 Termination. Except as provided by Section 6.3 hereof, and in additional to the termination provisions of Section 2.5, this Agreement shall terminate upon the earliest to occur of the following:

(a) Automatically if Licensee shall enter into a liquidating bankruptcy, be adjudged insolvent, liquidate, dissolve and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; provided, however, that if any such action is involuntary, termination shall not take place unless the action is not reversed within forty-five (45) days. Further, Licensee shall give CSMC at least forty-five (45) days’ prior written notice before Licensee initiates any bankruptcy proceeding, and CSMC shall have the right to terminate this Agreement immediately upon receipt of such notice;

(b) Automatically if the performance by either party to this Agreement of any term, covenant, condition or provision hereof (i) shall jeopardize (A) the licensure of CSMC, (B) CSMC’s participation in the Medicare, Medi-Cal or other reimbursement or payment programs, (C) the full accreditation of CSMC by the Joint Commission of Accreditation of Healthcare Organizations or any other state or nationally recognized accreditation organization, or (D) CSMC’s tax-exempt status; or (ii) is deemed illegal or unethical by any recognized governmental agency or body. Upon the occurrence of any of the items set forth in this subparagraph (b), CSMC shall provide written notice to Licensee setting forth the reason for such termination and the parties shall work in good faith to attempt to revise the tenus of this Agreement to mitigate the issues described in (i) and (ii) of the preceding sentence while protecting Licensee’s interest in the Patent Rights. If CSMC and Licensee cannot within thirty (30) days from the foregoing notice by CSMC resolve the issues described in (i) and (ii) above through a revision to the terms of this Agreement reasonably satisfactory to CSMC, CSMC may immediately terminate this Agreement upon written notice to Licensee;

(c) Upon sixty (60) days’ written notice from CSMC that a required payment by Licensee is delinquent if, within such sixty (60) day period, Licensee shall fail to pay frilly any payment required by Section 4.1,4.3 or 4.4 hereof;

(d) Upon sixty (60) days’ written notice from CSMC if, within such sixty (60) day period, Licensee shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Licensee may avoid such termination if, before the end of such 60-day period, such breach or default has been cured by Licensee to the reasonable satisfaction of CSMC;

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(e) Upon sixty (60) days’ written notice from Licensee if, within such sixty (60) day period, CSMC shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that CSMC may avoid such termination if. before the end of such 60-day period, such breach or default has been cured by CSMC to the reasonable satisfaction of Licensee; and

(f) By either party upon sixty (60) days’ written notice to the other party in the event that Licensee has provided satisfactory evidence that it has made reasonable efforts to achieve the Milestones required by Section 2.5 and Schedule B. but (i) has been unable to secure a capital commitment in the aggregate amount of at least $500.000 within twelve (12) months from the Effective Date; or (ii) Licensee cannot move forward with development of a Product due to (A) significant safety concerns identified by an Institutional Review Board overseeing any clinical trial of a Product; or (B) regulatory restrictions or prohibitions and (C) formulation and manufacturing process problems.

(g) Upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement ).

6.3 Obligations Upon Termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality, reimbursement of patent expenses incurred prior to such date), or for any breach of this Agreement prior to the effective date of such termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, all amounts owed by Licensee to CSMC under Section 4.1 of this Agreement which are outstanding as of the effective date of termination (including any interest that has accrued thereon) shall become immediately due and payable, and Licensee shall pay the full outstanding amounts to CSMC within thirty (30) days of the effective date of such termination. Licensee may, for a period of one (1) year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to CSMC of the applicable Royalty and Non-Royalty Sublicense Revenue.

6.4 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 6.2 hereof, where such termination has not been caused by any action or inaction on the part of any Permitted Sublicensee of Licensee or by any breach by such Permitted Sublicensee of its obligations under its sublicense from Licensee, such termination of this Agreement shall be without prejudice to the rights of each non-breaching Permitted Sublicensee of Licensee and each non-breaching Permitted Sublicensee shall be deemed to be a licensee of CSMC thereunder, and CSMC shall be entitled to all rights, but shall not be subject to any obligations (other than the grant of license and appurtenant obligations under this Agreement to the extent provided for in such sublicense) of Licensee thereunder. In the event of any termination of this Agreement pursuant to Section 6.2(f) hereof. Licensee shall, promptly upon termination, assign all of its right, title and interest in the Licensee Improvements to CSMC.

6.5 Right to Institute Legal Actions. Notwithstanding the provisions of Section 6.2 hereof, but subject to Section 2.4 hereof, termination is not an exclusive remedy and CSMC, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any material breach or default of any material obligation as provided herein, subject to any exclusions on damages provided for in this Agreement.

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6.6 Reversion of Rights. Notwithstanding anything to the contrary set forth herein (including, but not limited to, Section 5 hereof), frill responsibility for Prosecution of the Patent Rights shall, at the option of CSMC (exercisable in its sole and absolute discretion), and at its sole expense from the date of reversion, revert to CSMC upon any termination of this Agreement.

6.7 Return of Data. In the event of any termination or expiration of this Agreement, Licensee shall promptly provide CSMC with copies of all data, information and materials obtained or generated by or on behalf of Licensee in the course of conducting research and developing Products using the Patent Rights.

7. Infringement By Third Parties

7.1 Enforcement. Licensee shall have the first right to enforce, at its sole expense, any Patent Rights to the extent licensed hereunder against infringement by third parties and shall notify CSMC in writing in advance of all such enforcement efforts. Upon Licensee’s undertaking to pay all documented out-of-pocket third party expenditures reasonably incurred by CSMC, CSMC shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. Licensee shall reimburse CSMC for all reasonable, documented out of pocket third party expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement. In the event that Licensee does not file suit against or commence and conclude settlement negotiations with a substantial infringer of Patent Rights within ninety (90) days of receipt of a written demand from CSMC that Licensee bring suit, the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the parties hereto, the impact of any possible adverse outcome on Licensee and the effect any publicity might have on the parties’ respective reputations and goodwill). If, after such process, it is determined that a suit should be filed and Licensee does not file suit or commence settlement negotiations forthwith against the infringer, then CSMC shall have the right, at its own expense, to enforce any Patent Rights. Any damages or other recovery from an infringement action undertaken by Licensee shall first be used to reimburse the parties, on a pro rata pari passu basis, for the costs and expenses incurred in such action, and shall thereafter be treated as Non-Royalty Sublicense Revenue in accordance with Section 4.4(u)(i). If Licensee fails to prosecute any such action to completion, then any damages or other recovery net of the parties’ costs and expenses incurred in such infringement action shall be the sole property of CSMC.

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7.2 Defense Of Patent Rights. In the event that any Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination, inter partes review, post-grant review or opposition proceeding instituted by a third party, the parties agree to promptly consult with each other concerning the defense of such actions or proceedings. If the parties agree that such defense should be undertaken, then Licensee shall bear the expenses, including attorneys’ fees, associated with such defense and in any recoupment of expenses. If the parties disagree, then the party desiring to defend the action or proceeding may proceed with such defense and will bear its own expenses, and be entitled to all sums recovered.

8. Indemnification

8.1 Indemnification by Licensee, Subject to Section 8.2 hereof. Licensee shall hold harmless, defend and indemnify CSMC and each of its officers, directors, employees (including the Inventor), agents and sponsors of the research (except Licensee) (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all third party claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) incurred by any of the Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind (“Action”) to the extent arising or resulting from any negligence or willful acts or omissions on the part of Licensee, its Affiliates or Permitted Sublicensees in connection with (a) their use of the Patent Rights and/or (b) the exercise of their rights hereunder or under any sublicense, including, but not limited to (i)the preclinical development and clinical testing of Products, and (ii) the manufacture, sale, use, marketing, or other disposition of Products developed, manufactured, sold, marketed, used or otherwise disposed of under this Agreement. The foregoing indemnification shall not apply to any claim, damage, loss, liability, cost or expense to the extent attributable to the negligent activities or intentional misconduct of any of the Indemnified Parties. As part of its obligations hereunder. Licensee shall defend any Action brought against any of the Indemnified Parties with counsel of its own choosing and reasonably acceptable to CSMC, and neither CSMC nor any other Indemnified Party shall agree to the compromise or disposition of or enter into any settlement of any such Action without first obtaining prior written approval of Licensee. Licensee shall pay all reasonable, documented costs, including attorneys’ fees, incurred in enforcing this indemnification action. Should CSMC or any other Indemnified Party not promptly notify Licensee in writing of or afford Licensee the right to defend any such Action, or should CSMC or any other Indemnified Party not cooperate with Licensee in the defense or settlement of such Action or obtain the prior written approval of Licensee to any such settlement or other compromise or disposition of such Action, Licensee shall have no obligation to indemnify CSMC or any other Indemnified Party hereunder. Should Licensee fail to provide a defense for the Indemnified Parties as required hereunder, then Licensee shall reimburse CSMC for its reasonable, documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to CSMC upon receipt by Licensee of invoices reflecting in reasonable detail such expenses incurred by CSMC. Licensee shall obtain and maintain insurance policies (including products liability and general liability policies at such time as is appropriate) which are reasonable and necessary to cover its activities and to comply with the indemnification obligations set forth above. Notwithstanding the foregoing, Licensee’s indemnification obligations hereunder shall not exceed an amount equal to the sum of (a) the market capitalization of Licensee: plus (b) the aggregate amount of Licensee’s insurance coverage. Such insurance policies shall name CSMC as an additional insured party, and shall provide a minimum of Three Million Dollars ($3,000,000) in coverage per occurrence. Upon initiation of any human clinical studies using a therapeutic molecule covered by the Patent Rights, Licensee shall have first increased its insurance coverage to an aggregate amount that in Licensee’s reasonable judgment, is commercially reasonable and consistent with prevailing business practice for the risks involved. Licensee shall provide CSMC with Certificates of Insurance within thirty (30) days of the Effective Date (subject to extension if reasonably required) and annually thereafter, evidencing the policies required in accordance with this Section 8.1, together with copies of the endorsement which specifies CSMC as an additional insured and the declarations page for each such insurance policy. Licensee shall provide CSMC with prompt written notice of any material change in coverage under such policies. The certificate of insurance, endorsements and declarations pages (and any renewals or replacements thereof), if required, shall be sent to CSMC’s Technology Transfer Office by electronic mail at CSTechTransfer@cshs.org.

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8.2 Notice of Claim. CSMC shall promptly notify Licensee in writing of any claim or Action or material threat thereof brought against any Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Licensee in defending or settling any such claim or Action. No compromise, disposition or settlement of any claim, Action or threat thereof received by CSMC and for which CSMC intends to seek indemnification (for itself or on behalf of any other Indemnified Party) shall be made without the prior joint written approval of Licensee and CSMC.

9. Use Of Names

Licensee shall not, unless as required by any law or governmental regulation, use the name of CSMC, and/or any of its trademarks, service marks, trade names or fictitious business names without express prior written consent of the Vice President for Public Relations and Marketing of CSMC. Further, prior to any reference by Licensee to the names or marks of CSMC in any manner. Licensee shall provide CSMC with a writing reflecting the proposed reference so that CSMC can review the reference within a reasonable period of time prior to the proposed use thereof by Licensee. This limitation includes, but is not limited to, use by Licensee in any advertising, offering circular, prospectus, sales presentation, news release or trade publication. Notwithstanding the foregoing, certain specific language shall be mutually agreed upon by the parties for Licensee’s use in certain contexts and with respect to certain topics, and once agreed upon, may be utilized by Licensee in connection with the approved contexts and topics without further permission of CSMC. Subject to compliance by Licensee with the foregoing, which shall be deemed conditions precedent to any use of CSMC’s name or marks by Licensee, Licensee shall ensure that the name of CSMC is used as scientifically or academically appropriate in the “byline” of any article, abstract, manuscript or any other publication related to the subject matter hereof.

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10. Confidentiality

10.1 Non-Disclosure. Except to the extent Licensee’s counsel determines that disclosure of the terms of this Agreement is required by law, the parties hereto shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the parties strictly confidential. All patient information to which a party is given access by the other party shall be subject to the provisions of the Confidentiality of Medical Information Act (Cal, Civ. Code §§56, et seq.) and the Health Insurance Portability and Accountability Act of 1996. and all regulations promulgated thereunder and amendments thereto. It may, from time to time, be necessary for the parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party (as defined in Section 1.2 hereof) shall keep in strictest confidence the Confidential Information of the Disclosing Party (as defined in Section 1.2 hereof), using the standard of care it normally uses for information of like character but using no less than a reasonable degree of care, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement (including, without limitation, Section 10.2). Without limiting the foregoing. Licensee’s Confidential Information includes any and all progress reports made hereunder (including under Section 2.5), sublicenses, any reports or other information regarding Sales of Products and Royalties (including any royalty reports including as required under Section 4.4, whether from Licensee or any Permitted Sublicensee), audit reports of Permitted Sublicensees, Sublicense Income and Sublicense Fees. Confidential Information of Licensee also includes any and all copies and derivations of and improvements on Licensee’s Confidential Information. The Receiving Party’s obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a) Was in the Receiving Party’ possession prior to receipt from the Disclosing Party hereunder as shown by the Receiving Party’s records, or later becomes part of the public domain through no fault or neglect of the Receiving Party or anyone to whom the Receiving Party disclosed Confidential Information;

(b) Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided that the Receiving Party complies with any restrictions imposed by the third party; or

(c) Is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information as shown by the Receiving Party’s records.

If a Receiving Party is required by law or regulation or court order to disclose Confidential Information of the Disclosing Party, (including, without limitation, in connection with filings with another government agency or as required under the California Public Records Act), the Receiving Party may disclose that portion of the Confidential information that is required to be disclosed provided that the Receiving Party notifies the Disclosing Party in writing in advance of such disclosure and uses reasonable efforts to restrict disclosure and to obtain confidential treatment and/or allows the Disclosing Party to challenge or limit such disclosure or obtain a protective order or confidential treatment.

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10.2 Limits on Permitted Disclosures. Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made (a) only as is reasonably necessary to carry out the intent of this Agreement, and (b) only to those of its officers and employees who have agreed to maintain its confidentiality. In such event, the Receiving Party shall identify with reasonable particularity, upon request by the Disclosing Party, each person within the Receiving Party’s organization to whom the Receiving Party has disclosed or distributed Confidential Information. Furthermore, Licensee may disclose the Confidential Information received from CSMC to its Affiliates and its and their directors, officers, employees, agents, contractors, consultants and actual and potential Permitted Sublicensees, investors and acquirers as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement if, but only if, such third party recipients of Confidential Information each execute a confidentiality agreement containing confidentiality provisions no less restrictive than those confidentiality provisions contained in this Section 10. In such event, Licensee shall identify with reasonable particularity, upon CSMC’s request, each third party to whom Licensee has disclosed or distributed CSMC’s Confidential Information. Furthermore, Licensee shall have the right to disclose this Agreement or the terms thereof to potential investors and acquirers for the purpose of investment discussions without the additional consent or approval of CSMC

10.3 Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon any party hereto pertaining to the subject matter hereof, the party served shall notify the other party immediately in writing, the other party shall cooperate with the party served, at the other party’s expense, in any effort requested by the other party to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any party’s ability to satisfy any disclosure of its relationship with the other party required by any governmental authority.

10.4 Patent Rights as Confidential Information. The Patent Rights are understood by Licensee to be the Confidential Information of CSMC to the extent “unpublished” as such term is construed under the United States Patent Laws. As such. Licensee’s confidentiality obligations hereunder automatically extend to any and all unpublished patent applications of CSMC relating to any Patent Rights and CSMC Future Patent Rights and to any and all communications with the United States Patent Office, and any foreign patent office relating to any Patent Rights or CSMC Future Patent Rights, to the extent that such communications are not available to the public. Notwithstanding the foregoing, CSMC shall not use any of Licensee’s Confidential Information to apply for, secure or perfect any intellectual property rights, without Licensee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

10.5 Return of Confidential Information. In the event of any termination of this Agreement, the Receiving Party shall promptly return all Confidential Information and any copies made thereof previously made available to the Receiving Party by the Disclosing Party, except that the Receiving Party may retain one copy of the Confidential Information in the custody of its legal files solely for the purpose of monitoring compliance with this Agreement.

10.6 Remedies. Both parties acknowledge and agree that it would be difficult to measure damages for breach by either party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants without having to prove actual damages or post a bond, unless the court so requires.

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11. Information Exchange

In addition to the Patent Rights, the parties shall cooperate to exchange such non-confidential information as may be appropriate and necessary to facilitate Licensee’s development and commercialization of Products incorporating any Patent Rights.

12. Patent Marking

In the event any Product is the subject of a patent under the Patent Rights, Licensee shall actually or virtually mark all Products made, sold or otherwise disposed of by or on behalf of it or any of its Permitted Sublicensees as set forth under Title 35, Section 287(a) of the United States Code and shall respond to any request or disclosure under Title 35, Section 287(b)(4)(B) of the United States Code by only notifying CSMC of the request for disclosure.

13. Miscellaneous

13.1 Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of CSMC to:

Cedars-Sinai Medical Center

8700 Beverly Boulevard

Los Angeles, California 90048-1865

Attention: Executive Vice President for Finance & CFO

with a copy to Vice President for Legal &. Technology Affairs or in the case of Licensee to:

Kairos Pharma, Ltd.

565 Esplanade, Suite 206

Redondo Beach, CA 90277

Attention: Chairman

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 13.1,

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13.2 Compliance with Laws. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.3 Governing Law. For any dispute between the parties to this Agreement which arises from or relates to this Agreement, the Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions. The parties agree that Los Angeles County. California shall be the situs of any legal proceeding arising out of or relating to this Agreement. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the state and federal courts located in Los Angeles, California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.

13.4 Waiver. Failure of any party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

13.5 Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be refined to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

13.6 Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

13.7 Entire Agreement. This Agreement, the Schedules hereto (which are incorporated herein by this reference as if fully set forth herein) and the Stock Purchase Agreement constitute the entire agreements among the parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior and contemporaneous agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements.

13.8 Construction. This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

13.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or in .pdf format.

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13.10 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable documented costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

13.11 Assignment; Successors.

(a) Subject to Section 13.12(b), Licensee may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of Licensee’s entire business, or that part of Licensee’s business that exercises all rights granted under this Agreement. Any other attempt to assign this Agreement by Licensee is null and void. In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales, of Products.

(b) After any assignment, the following conditions must be met: (i) Licensee must notify CSMC in writing within thirty (30) days of the assignment, including the new assignee’s contact information, and (ii) the new assignee must agree in writing to CSMC to be bound by this Agreement.

(c) Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of CSMC and Licensee. CSMC shall have the right to assign its rights hereunder as part of any reorganization or bond financing.

13.12 Further Assurances. At any time and from time to time after the Effective Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

13.13 Survival. The following sections shall survive any expiration or earlier termination of this Agreement; 6.3, 8, 9, 10, and 13.

[signature page follows]

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In Witness Whereof, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

“LICENSEE”:

Kairos Pharma, Ltd., a California CORPORATION

By:	/s/ John S. Yu
Name:	John S. Yu, M.D.
Title	Chairman
Date:	March 12, 2019

“CSMC”:

Cedars-Sinai Medical Center, a California nonprofit public benefit Corporation

By:	/s/ James D. Laur, Esq.
James D. Laur, Esq.
Vice President for Legal & Technology Affairs
Date:	13 March, 2019

By:	/s/ Edward M. Prunchunas
Edward M. Prunchunas
Executive Vice President for Finance and CFO
Date:	March 13, 2019

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ACKNOWLEDGED AND AGREED:

“INVENTORS’:

/s/ Ramachandran Murali,
Ramachandran Murali, Ph.D.

/s/ Randall McNally
Randall McNally, Ph.D.

Xinlei Pan, Ph.D.

25

ACKNOWLEDGED AND AGREED:

“INVENTORS”:

Ramachandran Murali, Ph.D.

Randall McNally, Ph.D.

Xinlei Pan, Ph.D.

26

ACKNOWLEDGED AND AGREED:

“INVENTORS’:

Ramachandran Murali, Ph.D.

Randall McNally, Ph.D.

Xinlei Pan, Ph.D.

27

Schedule A

Patent Rights

TITLE:	“COMPOSITIONS AND METHODS FOR TREATING CANCER AND AUTOIMMUNE DISEASES”

INVENTORS:	Ramachandran Murali Randall McNally Xinlei Pan

APPLICATION NO.:	62/542,070

FILING DATE:	August 7, 2017

DOCKET NO.:	065472-000694PR00

TITLE:	“COMPOSITIONS AND METHODS FOR TREATING CANCER AND AUTOIMMUNE DISEASES”

INVENTORS:	Ramachandran Murali Randall McNally Xinlei Pan

APPLICATION NO.:	62/716,101

FILING DATE:	August 8, 2018

DOCKET NO.:	065472-000694PR10

Schedule B

Milestones

1. Licensee shall have completed preclinical studies of a Product within 36 months of the Effective Date.

2. Licensee shall have submitted an IND application for a Product to the FDA and received approval of such IND application from the FDA within 48 months of the Effective Date.

3. Licensee shall have initiated a Phase I clinical trial of a Product within 50 months of the Effective Date (subject to FDA approval).

4. Licensee shall have made the first commercial sale of a Product within 10 years of the Effective Date.

Schedule C

Royalty Reporting Form

Licensee name:

Reporting period:

Date of report:

Date of first commercial sale:

Royalty Report

Product (list products by name)	No. units sold	Invoiced price per unit	Gross sales	Allowable deductions (attached itemized detail)	Country of sale/foreign currency/ conversion rate	Net sales
Product name
Product name
Product name
Total

Total net sales	$
Royalty rate
Royalty due	$

Total royalty due: $_________________________________

Non-Royalty Sublicense Revenue Report

Total Non-Royalty Sublicense Revenue received	$
Date received
Applicable percentage payable to CSMC
Total Non-Royalty Sublicense Revenue payable to CSMC	$

Report prepared by:

Title:

Date:

Please send electronic copy to CSTechTransfer@cshs.org.